Exhibit 99.1

Universal Insurance Holdings, Inc. Announces

Sale of $10 Million of Common Stock to RenaissanceRe

Fort Lauderdale, FL, April 28, 2016—Universal Insurance Holdings, Inc. (NYSE: UVE) today announced that it has sold 583,771 shares of common stock to RenaissanceRe Ventures Ltd., a subsidiary of RenaissanceRe Holdings Ltd. (NYSE: RNR) (collectively, “RenaissanceRe”), in a private placement. RenaissanceRe is a global provider of catastrophe and specialty reinsurance and insurance.

“I am extremely pleased to have RenaissanceRe, one of our core reinsurance partners, make this investment in our Company,” said Sean P. Downes, Universal’s Chairman and Chief Executive Officer. “This additional equity capital further strengthens our balance sheet and positions us for continued, profitable growth.”

The common shares of UVE were sold to RenaissanceRe at a price of $17.13 per share, the closing price of UVE common stock on April 26, 2016, for total consideration of $10 million.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota and Michigan. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private

Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2015.

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449